Exhibit 99.1
Jack in the Box Inc. Completes Refinancing of Bank Debt

SAN DIEGO--(BUSINESS WIRE)-- November 8, 2012--Jack in the Box Inc. (NASDAQ: JACK) today announced completion of a new five-year $600 million senior credit facility, comprised of a $400 million revolving credit facility and $200 million term loan.

Proceeds from the refinancing will be used to retire the previous $600 million senior credit facility that was due in June 2015. As of the closing, approximately $220 million of the revolving credit facility will be drawn and $200 million will be outstanding on the term loan.  Both will mature in November 2017, with the term loan having required principal payments of $20 million in each of the first four years after closing, and the balance due in the fifth year.

The interest rate on the new senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 1.75 percent to 2.25 percent with no floor.  The initial interest rate is LIBOR plus 2.0 percent.

“Refinancing now enables us to take advantage of lower rates and reduce our interest expense while creating a flexible, longer-term capital structure to support the company’s strategic plan,” said Jerry Rebel, executive vice president and chief financial officer. “The new credit agreement provides for up to $500 million for stock repurchases and the potential payment of cash dividends, subject to certain limitations based on our leverage ratio.”

Due to replacing existing credit facilities prior to expiration, the company will be required to expense approximately $0.8 million of deferred financing fees in the first quarter of fiscal 2013.

Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as joint lead arrangers and joint book managers.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 42 states and the District of Columbia. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

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CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291